Filed Pursuant to Rule 433
Registration Statement No. 333-140456
Dated May 4, 2007

Index Linked Note Linked to the Goldman Sachs Taiwan Select Index

May 4, 2007

Amended Final Terms

Issuer:	Eksportfinans ASA

Underlying Index:	Goldman Sachs Taiwan Select Index

First Tranche Offering, 4/24/07:	$22,447,000 face amount
Second Tranche Offering, 5/4/07:	$6,930,000 face amount
Total Aggregate Offering:	$29,377,000

Issue Price on First Tranche:	98.93% of face amount
Issue Price on Second Tranche:	99.17% of face amount

Proceeds to Issuer on First Tranche:	$986.80 per note
Proceeds to Issuer on Second Tranche:	$989.20 per note

Underwriting Discount, both tranches:	$2.50 per note

Face Amount:	Each note will have a face amount equal to $1,000; $29,377,000 in the aggregate for all the offered notes

Trade Date of First Tranche:	April 24, 2007
Trade Date of Second Tranche:	May 4, 2007

Settlement Date:	May 8, 2007

Maturity Date:	May 8, 2009, unless postponed due to a market disruption or currency disruption event, or non-business days

Determination Date:	April 24, 2009, unless postponed due to a market disruption or currency disruption event, or non-trading days

Initial Index Level:	99.44

Final Index Level:	The arithmetic average of the closing level of the Index on each Averaging Date

Averaging Dates:	April 23, 2009 and April 24, 2009 subject to postponement due to market disruption or currency disruption event, or non-trading days

Participation Level:	100%

Index Return:	(Final Index Level – Initial Index Level) / Initial Index Level

Redemption Amount:	On the stated maturity date, you will receive an amount in cash per note equal to:

Face amount x (1 + Index Return)

This note is not principal protected. Investors can lose up to 100% of the principal invested.

No interest:	The notes will not bear interest

Goldman, Sachs & Co.	1

Calculation Agent:	Goldman, Sachs & Co.

Underwriter:	Goldman, Sachs & Co

CUSIP:	R2188Y486
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

Goldman, Sachs & Co.	2